FORM 8-A
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                              DHB INDUSTRIES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            DELAWARE                                 11-3129361
 ----------------------------------------   ------------------------------------
 (State of incorporation or organization)   (I.R.S. Employer Identification No.)

              555 WESTBURY AVENUE, CARLE PLACE, NY                   11514
        -----------------------------------------------           --------
         (Address of principal executive offices)                 (Zip Code)

         Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered        Name of each exchange on which
                                               each class is to be registered

COMMON STOCK, $.001 PAR VALUE                  AMERICAN STOCK EXCHANGE

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          If this form  relates  to the  registration  of a class of  securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

          Securities Act registration statement file number to which this form relates: __________(if applicable)

          Securities to be registered pursuant to Section 12(g) of the Act:

               -------------------------------------------------------
                                (Title of class)
               -------------------------------------------------------
                                (Title of class)

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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The Company's Certificate of Incorporation provide that the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

COMMON STOCK

All outstanding shares of Common Stock are fully paid and nonassessable. Subject to the preferences and, if applicable, participating rights of the Preferred Stock, holders of shares of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of shares of Common Stock at that time outstanding, subject to prior distribution rights of creditors of the Company and to the preferential right and, if applicable, participating rights, of any outstanding shares of Preferred Stock. The holders of shares of Common Stock are entitled to one vote for each share held on all matters properly submitted to a vote of stockholders and do not have cumulative voting rights. As a consequence, the holders of a majority of the shares of Common Stock voted in an election of directors can elect all of the directors then standing for election, subject to any rights of the holders of any outstanding Preferred Stock.

PREFERRED STOCK

THE COMPANY'S PREFERRED STOCK IS NOT BEING REGISTERED. THE FOLLOWING DESCRIPTION IS INCLUDED SOLELY TO REPORT THE PREFERRED STOCK PREFERENCES AS THEY RELATE TO THE COMPANY'S COMMON STOCK:

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine certain rights, preferences, privileges and restrictions granted to and imposed upon any unissued shares of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of such series, without any vote or action by the stockholders of the Company. The Company has issued 500,000 shares of Series A Convertible Preferred Stock. The Series A Convertible Stock is entitled to cash dividends in preference to any declaration of dividend on the Common Stock in an amount to $0.72 per share, per annum, and shall participate in any dividend on the Common Stock in excess of $0.72 per share. The Series A Convertible Preferred Stock is subject to a liquidation preference of $6.00 per share, plus declared and unpaid dividends. The holders of Series A Convertible Preferred Stock are entitled to share pro rata on a per share basis on any distribution to the holders of Common Stock above $6.00 per share of Common Stock. The share of Series A Preferred Stock are convertible into Common Stock at a one-for-one exchange rate. The Series A Convertible Preferred Stock is subject to redemption, in whole or in part, at the option of the Company on December 15th of each year, commencing December 15, 2002. Each share of Series A Convertible Preferred Stock has the same voting rights and powers of a share of Common Stock.


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


The transfer agent and registrar for the Common Stock and the Series A Convertible Preferred Stock is American Stock Transfer & Trust Co., New York, New York.

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ITEM 2. EXHIBITS.
         NONE

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                                    SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

          (Registrant):              DHB INDUSTRIES, INC.
                       -----------------------------------------
          Date:                      JANUARY  30, 2002
                       -----------------------------------------
          By:                       /s/DAWN M. SCHLEGEL
                       ------------------------------------------
                        DAWN M. SCHLEGEL, CHIEF FINANCIAL OFFICER








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